AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 29, 2013

Registration Statement No. 333- [            ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRISTATE CAPITAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	20-4929029
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One Oxford Centre

301 Grant Street, Suite 2700

Pittsburgh, Pennsylvania 15219

(412) 304-0304

(Address of principal executive offices)

TRISTATE CAPITAL HOLDINGS, INC. 2006 STOCK OPTION PLAN

(Full title of the plan)

James F. Getz

Chairman, President and Chief Executive Officer

TriState Capital Holdings, Inc.

One Oxford Centre

301 Grant Street, Suite 2700

Pittsburgh, Pennsylvania 15219

(Name and address of agent for service)

(412) 304-0304

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common stock, no par value per share	4,000,000 shares	$9.97	$39,880,000	$5,439.63

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers additional shares that may become issuable under the above-named plans by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.
(2)	Estimated in accordance with Rule 457(h) under the Securities Act, solely for the purpose of calculating the registration fee. The price of $9.97 per share represents the weighted average exercise price for outstanding options as of May 24, 2013.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or delivered to participants in the TriState Capital Holdings, Inc. 2006 Stock Option Plan, as amended (the “Plan”) as required by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by TriState Capital Holdings, Inc. (the “Registrant”) with the Commission under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a) the Registrant’s prospectus filed on May 10, 2013 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statements on Form S-1, as amended (File No. 333-187681), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed; and

(b) the description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A (File No. 001-35913) filed on May 5, 2013 under Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such prior statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information furnished under Items 2.02 or 7.01 of Current Report on Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Sections 1741 through 1750 of Subchapter D, Chapter 17, of the Pennsylvania Business Corporation Law, contain provisions for mandatory and discretionary indemnification of a corporation’s directors, officers and other personnel, and related matters.

Under Section 1741 of the Pennsylvania Business Corporation Law, subject to certain limitations, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, whether civil, criminal, administrative or investigative (other than derivative or corporate actions), to which any such officer or director is a party or is threatened to be made a party by reason of such officer or director being a representative of the corporation or serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, so long as the director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, such officer or director had no reasonable cause to believe his conduct was unlawful.

Section 1742 of the Pennsylvania Business Corporation Law permits indemnification in derivative and corporate actions if the director or officer acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except in respect of any claim, issue or matter as to which the officer or director has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the officer or director is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

Under Section 1743 of the Pennsylvania Business Corporation Law, indemnification is mandatory to the extent that the officer or director has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section 1741 or 1742 of the Pennsylvania Business Corporation Law.

Section 1744 of the Pennsylvania Business Corporation Law provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 of the Pennsylvania Business Corporation Law shall be made by the corporation only as authorized in the specific case upon a determination that the officer or director met the applicable standard of conduct, and such determination must be made by (i) the board of directors by a majority vote of a quorum of directors not parties to the action or proceeding, (ii) if a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the shareholders.

Section 1745 of the Pennsylvania Business Corporation Law provides that expenses (including attorneys’ fees) incurred by a director or officer in defending any action or proceeding referred to in Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. Except as otherwise provided in the corporation’s bylaws, the Pennsylvania Business Corporation Law provides that advancement of expenses must be authorized by the board of directors.

Section 1746 of the Pennsylvania Business Corporation Law provides generally that the indemnification and advancement of expenses provided by Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law shall not be deemed exclusive of any other rights to which an officer or director seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office. In no event may indemnification be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Section 1747 of the Pennsylvania Business Corporation Law grants a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability incurred by him in his capacity as officer or director, whether or not the corporation would have the power to indemnify him against that liability under Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law.

Sections 1748 and 1749 of the Pennsylvania Business Corporation Law extend the indemnification and advancement of expenses provisions contained in Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law to successor corporations in fundamental changes and to officers and directors serving as fiduciaries of employee benefit plans.

Section 1750 of the Pennsylvania Business Corporation Law provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer shall inure to the benefit of the heirs and personal representatives of such person.

The goal of the aforementioned provisions of the Pennsylvania Business Corporation Law and those of the Registrant’s bylaws, as amended (“Bylaws”), described below, is to limit the monetary liability of the Registrant’s officers and directors to it and to its shareholders and provide for indemnification of the Registrant’s officers and directors for liabilities and expenses that they may incur in such capacities.

The Registrant’s Bylaws include a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by Pennsylvania law. The Registrant’s Bylaws also provide that:

•	the Registrant must indemnify its directors to the fullest extent permitted by applicable law; and

•	The Registrant must advance expenses, as incurred, to its directors in connection with a legal proceeding to the fullest extent permitted by applicable law, subject to very limited exceptions.

The Registrant’s Bylaws also provide that it will be the indemnitor of “first resort” with respect to any claims against its directors for indemnification that are indemnifiable by both the Registrant and any other parties. Accordingly, to the extent that indemnification is permissible under applicable law, the Registrant will have full liability for such claims (including for the advancement of any expenses) and it has waived all related rights of contribution, subrogation or other recovery that it might otherwise have against the other parties.

The Registrant currently carries directors’ and officers’ insurance for its directors, officers and some employees for specified liabilities, including for securities matters.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under any of the foregoing provisions, in the opinion of the Securities and Exchange Commission, that indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Finally, the Registrant’s ability to provide indemnification to its directors and officers is limited by federal banking laws and regulations, including, but not limited to, 12 U.S.C. 1828(k).

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit		Incorporated by Reference				Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith

4.1	Amended and Restated Articles of Incorporation of the Registrant	S-1	333-187681	3.1	04/16/2013

4.2	Bylaws of Registrant, as amended	S-1	333-187681	3.1	04/16/2013

4.3	Form of Registrant’s common stock certificate	S-1	333-187681	4.1	04/16/2013

5.1	Opinion of Keevican Weiss Bauerle & Hirsch LLC					X

23.1	Consent of Keevican Weiss Bauerle & Hirsch LLC (contained in Exhibit 5.1)					X

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm					X

24.1	Power of Attorney (included on signature page)					X

99.1	TriState Capital Holdings, Inc. 2006 Stock Option Plan	S-1	333-187681	10.1	04/02/2013

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration

Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Pittsburgh, Pennsylvania on the on the 29th day of May, 2013.

TRISTATE CAPITAL HOLDINGS, INC.

By:	/s/ James F. Getz
James F. Getz
Chairman, Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints James F. Getz as his true and lawful attorney-in-fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on May 29, 2013.

Signature		Title

By:	/s/ James F. Getz	Chairman of the Board, Chief Executive Officer, President and Director
	James F. Getz	(Principal Executive Officer)

By:	/s/ Mark L. Sullivan	Vice Chairman, Chief Financial Officer and Director
	Mark L. Sullivan	(Principal Financial and Accounting Officer)

By	/s/ Helen Hanna Casey	Director
Helen Hanna Casey

By:	/s/ E.H. (Gene) Dewhurst	Director
E.H. (Gene) Dewhurst

Signature		Title

By:	/s/ James J. Dolan	Director
James J. Dolan

By:	/s/ Michael J. Farrell	Director
Michael J. Farrell

By:	/s/ James H. Graves	Director
James H. Graves

By	/s/ James E. Minnick	Director
James E. Minnick

By:	/s/ A. William Schenck, III	Vice Chairman and Director
A. William Schenck, III

By:	/s/ Richard B. Seidel	Director
Richard B. Seidel

By:	/s/ John B. Yasinsky	Director
John B. Yasinsky

By:	/s/ Richard A. Zappala	Director
Richard A. Zappala

EXHIBIT INDEX

Exhibit		Incorporated by Reference				Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith

4.1	Amended and Restated Articles of Incorporation of the Registrant	S-1	333-187681	3.1	04/16/2013

4.2	Bylaws of Registrant, as amended	S-1	333-187681	3.1	04/16/2013

4.3	Form of Registrant’s common stock certificate	S-1	333-187681	4.1	04/16/2013

5.1	Opinion of Keevican Weiss Bauerle & Hirsch LLC					X

23.1	Consent of Keevican Weiss Bauerle & Hirsch LLC (contained in Exhibit 5.1)					X

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm					X

24.1	Power of Attorney (included on signature page)					X

99.1	TriState Capital Holdings, Inc. 2006 Stock Option Plan	S-1	333-187681	10.1	04/02/2013